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                                                                    EXHIBIT 99.1

GALAXY ENERGY CORPORATION ANNOUNCES $20 MILLION CONVERTIBLE DEBT OFFERING

PROCEEDS WILL GO TO COALBED METHANE DEVELOPMENT IN THE POWER RIVER BASIN -- DRILL 108 NEW WELLS, CONNECT 75 EXISTING WELLS

Denver, Colorado -- August 20, 2004 Galaxy Energy Corporation today announced that it has entered into an agreement for the placement of a $20 million Senior Secured Convertible Note offering with several institutional investors. The first tranche of $15 million closed on August 19, 2004 and a second tranche of $5 million is subject to shareholder approval, as well as customary closing conditions. Galaxy intends to hold a special meeting of its shareholders as soon as practicable.

The 30 month (24 month, if the second tranche does not close) Note bears interest at the prime rate plus 7.25%, adjusted quarterly. Amortization of principal will commence in March 1, 2005 at the rate of $833,333 per month. Both interest and principal can be paid in cash or stock at Galaxy's option (subject to certain limitations). The Note is convertible by the lenders into common shares at a $1.87 per share, a 40% premium to the market price (as defined) at the first closing. Galaxy may prepay the Note in either cash or shares of its common stock, subject to certain requirements. The Notes are subject to possible early repayment requirements under certain circumstances.

In connection with the financing, lenders were issued three-year Warrants to purchase 5,194,806 Galaxy common shares at $1.54 per share, a 15% premium to the market (as defined) at the first closing. No additional warrants will be issued in connection with the closing of the second tranche.

Proceeds from the convertible financing will be dedicated to Galaxy's coalbed methane development program in the Powder River Basin of Wyoming. More specifically, the funds will be used to drill 108 new wells and complete and connect these and 75 existing wells on the Company's Leiter Area, Pipeline Ridge and Tower (West Recluse and Glasgow) properties.

Marc E. Bruner, Galaxy's Chairman and President, stated, "This financing is the largest in Galaxy's history and represents an important step forward in the Company's ambitious growth plan in the Powder River Basin. With these funds, we will be able to establish a solid production base, which will serve as a foundation for future growth. We are particularly pleased with our lenders' appreciation of the outstanding opportunity in Galaxy and their flexibility in structuring a loan tailored to the specific needs of our coalbed methane program. We believe that the Company, our shareholders and our new lenders will all benefit from this important transaction."

The Shemano Group, a San Francisco based investment bank, acted as the placement agent in this transaction.

The terms described above represent only a portion of the complete terms of the Notes and Warrants. Additional information about the financing, including all exhibits and documents, can be found in Galaxy's Form 8-K filed today with the Securities and Exchange Commission.

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Galaxy Energy Corporation is an oil and gas exploration and production company focusing on acquiring and developing coalbed methane (CBM) properties in the Powder River Basin of Wyoming and Montana.

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-KSB (annual report), 10-QSB (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Web site, http://www.galaxyenergy.com/, or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Bill Conboy at CTA Public Relations at
(303) 665-4200, or Renmark Financial Communications at (514) 939-3989.

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